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                                                            Exhibit 99.(d)(viii)

                         MANAGEMENT FEE WAIVER AGREEMENT

     This Management Fee Waiver Agreement (the "Agreement") is made and entered into as of this 1st day of December 2005 between Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Investment Trust ("Investment Trust"), on behalf of each of its Lord Abbett Balanced Strategy Fund, Lord Abbett Income Strategy Fund and Lord Abbett World Growth & Income Strategy Fund (each a "Fund").

     In consideration of good and valuable consideration, receipt of which is hereby acknowledged, Lord Abbett agrees to waive its management fee payable under the Management Agreement between Lord Abbett and Investment Trust with respect to each Fund for the fiscal year beginning December 1, 2005 through November 30, 2006.

     IN WITNESS WHEREOF, Lord Abbett and Investment Trust have caused this Agreement to be executed by a duly authorized member and officer, respectively, as of the day and year first above written.


                                          LORD, ABBETT & CO. LLC


                                     BY:  /s/ Lawrence H. Kaplan
                                          ----------------------
                                          Lawrence H. Kaplan
                                          Member and General Counsel


                                          LORD ABBETT INVESTMENT TRUST


                                     BY:  /s/ Christina T. Simmons
                                          ------------------------
                                          Christina T. Simmons
                                          Vice President and Assistant Secretary